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KRAFT FOODS GROUP ANNOUNCES APPOINTMENT OF JOHN CAHILL AS CEO

NORTHFIELD, Ill. – Dec. 18, 2014 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today announced that its board of directors has named John Cahill, Chairman of the Board of Directors, to the position of Chairman and Chief Executive Officer of Kraft Foods. Mr. Cahill will succeed Tony Vernon, who has informed the board of his intention to retire as CEO on Dec. 27, 2014, the last day of the company’s fiscal year. Mr. Vernon will stay on as a senior advisor through March 31, 2015 and as a director until the company’s next annual meeting in 2015.
On behalf of the board of directors, Mackey J. McDonald, Lead Independent Director of Kraft Foods Group, said, “Tony has been a passionate leader, and was instrumental in leading the creation of Kraft Foods Group two years ago as a result of the spin-off from Mondelēz International, Inc. He has championed culture, brand-building and innovation during his tenure, which has led to multiple successful new products and brand rejuvenations, and raised the bar on recruitment and talent development. I want to extend my gratitude to Tony for his leadership and many contributions to Kraft on behalf of the board.
“With the company on solid footing after the spin-off, the time is right for new leadership to fulfill our potential as the industry leader. The board and Tony agree that we need to accelerate the pace of change.”
Mr. Vernon, who will be 59 when he retires as a director, has served as CEO since the company’s spin-off from Mondelēz International in October 2012. Prior to that, Mr. Vernon was the company’s Executive Vice President and President, Kraft Foods North America.

Tony Vernon, CEO of Kraft Foods Group, said, “It has been a privilege to lead Kraft and establish it as an independent company. It has been rewarding to see the team’s many ideas bear fruit in the marketplace as together we launched an $18 billion start-up with the soul of a powerhouse. As I’ve said before, the hallmark of every great company is that it makes the right adjustments at the right time. I’ve worked in close partnership with John Cahill, an outstanding executive in the consumer industry, and have no doubt that the Kraft team will benefit from his strong leadership in the months and years to come.
“Our success has only come as a result of our people. I want to express my great pride in the work that the employees of Kraft have accomplished in such short order, and I want to express my thanks to the many colleagues who made our success possible. Given the accomplishments we made together, over the past two years, and the journey we have yet to take, I believe now is the right time to step back and devote time to the one thing I love more than our brands—my family. I leave knowing that we are on the right path with a strong leader in place ready to hit the ground running.”
Mr. Vernon added, “The company is on track to deliver full-year results consistent with our previous expectations, despite what continues to be a challenging industry environment.”
John Cahill, 57, said, “I’m honored to be appointed CEO, and I’m excited to lead Kraft through the opportunities and challenges that lie ahead. Since the launch of Kraft, I have worked closely with the senior leaders of the company and its world-class brand portfolio. The industry is undergoing a great deal of rapid change, and it is important that we keep pace and indeed stay ahead of these changes as we build a stronger Kraft.
“While our immediate priority will be to remain focused on delivering results, we will also take a fresh look at the business to prioritize our investments and focus on sustainable profit growth. I look forward to working with our talented team at Kraft on these efforts as we build upon the accomplishments over the last two years. We will have more to say about that in early 2015.
“I also want to extend my thanks and gratitude for Tony’s commitment, leadership and passion for the brands and the people of Kraft during these past two-plus years. He has transformed the company and set it on a path to success.”

Mr. McDonald added, “We are fortunate to have an executive of John Cahill’s caliber to lead Kraft through the next phase of the company, and I want to thank him for taking on this role. John is a successful consumer products CEO who has run world-class companies, with the experience to identify and realize opportunities to grow Kraft’s brand portfolio and take the company to greater heights.”
Mr. Cahill was previously Chairman and Chief Executive Officer of Pepsi Bottling Group and under his leadership, he and his team turned Pepsi Bottling into the leading bottler in the PepsiCo network, gaining market share in key regions, driving double-digit growth in international territories and improving sales execution and financial performance.

About Tony Vernon
Tony Vernon serves as Chief Executive Officer and a Director of Kraft Foods Group. Until October 2012, he was Kraft's Executive Vice President and President, Kraft Foods North America. Tony’s emphasis on power brands, marketing innovation and astute cost management has enabled the North American business to outperform its peers in a very challenging environment.
Prior to joining Kraft in August 2009, Tony spent 23 years with Johnson & Johnson, a pharmaceutical company, in a variety of leadership positions, most recently serving as Company Group Chairman of DePuy Inc., an orthopedics company and subsidiary of Johnson & Johnson, from 2004 to 2005.
Tony earned a bachelor's degree in history from Lawrence University and an MBA from Northwestern University’s Kellogg School of Management. Since 2006, he has served as an independent director of several consumer, biotechnology and medical device companies, including Medivation, Uluru and NovoCure.

About John Cahill
John Cahill serves as Chairman of the Board of Directors of Kraft Foods Group. He joined Kraft on Jan. 2, 2012 as Executive Chairman Designate, North American Grocery, and became Executive Chairman at spin-off. He transitioned to a non-executive Chairman role on March 8, 2014.

John spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. John previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions.
He is lead independent director of American Airlines Group, Inc. and a director of Colgate-Palmolive Company.
John earned a bachelor’s degree in economics and an MBA from Harvard University.

ABOUT KRAFT FOODS GROUP
Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. The company’s iconic brands include Kraft, Capri Sun, Jell-O, Kool-Aid, Lunchables, Maxwell House, Oscar Mayer, Philadelphia, Planters and Velveeta. Kraft’s 22,500 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

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